Exhibit 10.1(e)
Jane P. Faulkenberry Senior Vice President 918-588-6272 FAX: 918-280-3368 Jfaulkenberry@bokf.com

December 31, 2006

Ms. Debra Roe
Chief Financial Officer
The Monarch Cement Company
449 1200 Street
Humboldt, KS 66748

RE:  Fifth Amendment to Agreement dated January 1, 2001 between The Monarch Cement Company ("Borrower") and Bank of Oklahoma, N.A. ("Lender") in the aggregate amount of $35,000,000 (the "Loan Agreement"), as amended by First Amendment dated December 31, 2002, Second Amendment dated December 31, 2003, Third Amendment dated December 31, 2004 and Fourth Amendment dated January 1, 2006.

Dear Debbie:

Bank of Oklahoma, N.A. ("Lender") is pleased to renew and modify the Loan Agreement subject to the terms of this letter agreement ("Fifth Amendment").  Subject to the terms of the Loan Agreement, as amended, and this Fifth Amendment, the Commitment will be:  1) a $25,000,000 Term Loan ("Term Loan") with a balance as of December 7, 2006 of $21,863,143.26 and 2) a $15,000,000 Revolving Line of Credit ("Revolving Line") that is a renewal and increase of the $10,000,000 Revolving Line subject to the terms of this letter amendment ("Fifth Amendment").

Section 2 of the Loan Agreement is hereby deleted and replaced with the following:

2.  The Revolving Line.  Lender agrees to loan Borrower up to $15,000,000 as Borrower may from time to time request as evidenced by a promissory note in the form attached as Exhibit B, maturing on December 31, 2007 (which together with any extensions, renewals and changes in form thereof, is hereinafter referred to as the "Line Note").  Advances under the Line Note shall be used for working capital and general corporate purposes, including issuance of letters of credit.

2.1  Provided there is no Event of Default, Borrower may advance, pay down, and re-advance funds on the Line Note.

2.2  Letters of Credit shall be issued pursuant to Lender's standard procedure, upon receipt by Lender of an application; provided that (a) no event of default has occurred and is continuing, and (b) the requested letter of credit will not expire after the maturity date of the Line Note.  Borrower shall pay all standard fees and costs charged by Lender in connection with the issuance of Letters of Credit.  Lender shall be reimbursed for drawings under the Letters of Credit either by Borrower or by an advance on the Line Note.

2.3  Borrower may repay the Revolving Line in whole or part at any time without penalty.

2.4.  Interest shall accrue and be payable quarterly as set forth in the Line Note at a floating interest rate of BOKF National Prime less 1.00%.  The outstanding principal balance plus accrued interest shall be payable at maturity date of December 31, 2007.

TERMS AND CONDITIONS:  Unless otherwise agreed to in writing by Lender:

1.  Financial Statements:  Borrower will provide annual audited financial statements within 120 days of the end of each fiscal year and quarterly unaudited financial statements within 60 days after the end of each quarter.  Along with quarterly financial statements, Borrower will provide Lender with its internally-prepared analysis of cash sources and uses for the four-quarter period then ended, in form and content to be determined by Borrower and Lender as mutually acceptable.

2.  Capital Budget:  Borrower will provide to Lender, prior to the beginning of Borrower's fiscal year and with quarterly updates thereafter, its capital spending budget in form and content determined by Borrower and Lender as mutually acceptable.  Upon reasonable request by Lender, Borrower will furnish copies of other information related to planned capital projects.

3.  Minimum Net Worth:  Borrower's tangible net worth will be determined on the last day of any fiscal quarter commencing with the quarter ending 12/31/2006, as defined below:

a.  Tangible Net Worth:  Borrower will maintain a minimum Tangible Net Worth (in accordance with generally accepted accounting principles) of $60,000,000.

b.  Adjusted Tangible Net Worth:  Borrower will maintain a minimum Adjusted Tangible Net Worth of $90,000,000.  Adjusted Tangible Net Worth is defined as Tangible Net Worth before balance sheet adjustments made for pension and retirement benefits to comply with FASB 158, "Employers' Accounting for Defined Benefit Pension and Other Post-Retirement Plans."

4.  Sale or Merger:  Borrower will not sell to, merge or consolidate with any person or entity or permit any such merger or consolidation with the Borrower, except for:

a.  mergers between Borrower and any of its subsidiaries or between any of its subsidiaries, and

b.  mergers in which Borrower is the surviving entity.

5.  Creation or Existence of Liens:  Borrower will not create or permit to exist any mortgage, pledge, lien or other encumbrance on any of its property, personal or real, tangible or intangible, other than purchase money liens up to $1,000,000 in the aggregate related to the acquisition of assets of Borrower acquired in the ordinary course of business.

6.  Limitation on Indebtedness:  No limitation, other than Borrower will not create, assume or incur:

a.   Secured debt in the aggregate in excess of $1,000,000; and

b.  Unsecured debt (other than the Commitment herein) in the aggregate in excess of $2,000,000.

7.  Change in Ownership:  Borrower will not permit the sale or transfer of capital stock that results in a change in control of Borrower.  A change in control (as defined in Borrower's proxy statement) is any merger, consolidation or disposition of all or substantially all of the assets of Borrower or any acquisition by any person or group of persons acting in concert who after such acquisition would own more than 30% of the Borrower's outstanding voting stock.

8.  Reimbursement of Expenses:  Borrower will pay all reasonable and customary out-of-pocket expenses incurred as part of the Loan Agreement, including but not limited to reasonable attorney's fees; however, there will be no costs to Borrower for preparation of this Fifth Amendment, absent material modifications or extended negotiations.

9.  General Terms:  Borrower agrees to maintain its properties, maintain insurance in amounts and against risks customary for Borrower's business, maintain all licenses and permits necessary to conduct Borrower's business, comply with laws including but not limited to environmental laws, and maintain its corporate existence in good standing.

EVENTS OF DEFAULT:  Borrower shall be in default under this Agreement upon the occurrence of any one or more of the following events or conditions, herein called "Default":

1.  Any payment required under any Note or obligation of Borrower to Lender is not made within ten days of the due date.

2.  Borrower fails to perform or comply with any covenant, obligation, warranty or provision in this Agreement or in any note or obligation of Borrower to Lender, and such default continues uncured for thirty days or more from date of occurrence.

3.  Any warranty, representation, financial information, or statement made or furnished to Lender by or on behalf of Borrower proves to have been false in any material respect when made or furnished.

4.  The condemnation, seizure or appropriation of substantially all, or such as in Lender's reasonable opinion constitutes a material portion of the assets of the Borrower.

5.  The rendering against Borrower of one or more final judgments, decrees or orders for payment not covered by insurance, and the continuance of such judgment or order unsatisfied and in effect for any period of thirty consecutive days without a stay of execution.

6.  Dissolution or termination of existence of Borrower.

7.  Appointment of a receiver over any part of the property of Borrower, the assignment of property of Borrower for the benefit of creditors or the commencement of any proceedings under any bankruptcy or insolvency laws by or against Borrower.

Upon the occurrence or the existence of a Default, Lender may, at its option and without notice or demand to Borrower, immediately declare due and payable all liabilities and obligations of Borrower to Lender and exercise all rights and remedies possessed by Lender.

GENERAL PROVISIONS:

Unless otherwise specified herein, all terms and conditions, representations, and warranties of Borrower in the Loan Agreement remain in full force and effect.  In addition to the terms of the Loan Agreement, as modified by this Fifth Amendment, Borrower consents to the provisions of the Term Note and the Line Note; provided however, that to the extent any conflict exists between the Loan Agreement and the Notes, then the Loan Agreement shall be controlling.

LENDER:                                                                    BORROWER:

Bank of Oklahoma, N.A.                                              The Monarch Cement Company

By:  /s/ Jane Faulkenberry                                             By: /s/ Walter H. Wulf, Jr.
       Jane Faulkenberry                                                       Walter H. Wulf, Jr.
       Senior Vice President                                                  President